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                                                                      EXHIBIT 23

                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Vasco Data Security International, Inc.:


We consent to the incorporation by reference in the registration statements (No. 333-62829 on Form S-3 and No. 333-46256 on Form S-8) of our report dated February 23, 2001, relating to the consolidated balance sheets of Vasco Data Security International, Inc. as of December 31, 1999 and 2000, and the related consolidated statements of operations, comprehensive income, stockholders' deficit, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related consolidated financial statement schedule, which report appears in the December 31, 2000 annual report on Form 10-K of Vasco Data Security International, Inc.

                                  /s/ KPMG LLP

Chicago, Illinois
March 28, 2001